EXHIBIT 99.1

QCR Holdings, Inc. Elects Marie Ziegler as Board Chair; Announces a Cash Dividend of $0.06 Per Share

MOLINE, Ill., May 24, 2021 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ: QCRH) today announced Marie Z. Ziegler, a member of the Board of Directors since 2008, was elected Chair of the Board of Directors. Ziegler replaces former Chair Patrick S. Baird, who will remain on the Board.

Additionally, on May 19, 2021, the Company’s Board of Directors declared a cash dividend of $0.06 per share payable on July 7, 2021, to holders of common stock of the Company of record on June 18, 2021.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Equipment Finance, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 23 locations in Iowa, Missouri, Wisconsin and Illinois. As of March 31, 2021, the Company had approximately $5.6 billion in assets, $4.4 billion in loans and $4.6 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contacts:

Todd A. Gipple	Kim K. Garrett
President	Vice President, Corporate Communications
Chief Operating Officer	Investor Relations Manager
Chief Financial Officer	(319) 743-7006
(309) 743-7745	kgarrett@qcrh.com
tgipple@qcrh.com